Execution Version	Exhibit 4.29.4

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

AMENDMENT NO. 4

To

SRV LNG CARRIER

TIME CHARTERPARTY

DATED 20 March 2007

Between

SRV JOINT GAS LTD.

And

GDF SUEZ LNG SUPPLY SA

DATED 9th December 2016

Execution Version

AMENDMENT NO. 4 TO SRV LNG CARRIER TIME CHARTERPARTY

This amendment no. 4 (the “Amendment No. 4”) to the Charter (as defined in the Recitals below) is made on this 9th of December 2016, and forms an integral part of the Charter.

BY AND BETWEEN:

(i)	SRV Joint Gas Ltd., a company incorporated and existing under the laws of Cayman Island (“Owner”); and

(ii)	GDF SUEZ LNG Supply S.A., a company organized and existing under the laws of Luxembourg (“Charterer”);

(each a “Party” and together the “Parties”).

RECITALS

WHEREAS, Owner and Charterer are parties to an SRV LNG Carrier Time Charterparty dated 20 March 2007, as amended by Amendment No. 1 dated 23 February 2015, Amendment No. 2 dated 23 February 2015 (“Amendment No. 2”) and Amendment No.3 dated 23 April 2014, and as may be further novated and/or amended from time to time, (the “Charter”), whereby Owner has agreed to let and Charterer has agreed to hire the use and service of a Shuttle and Regasification Vessel built by Samsung Heavy Industries Co. Ltd. with reference Hull no. 1688 and now named GDF SUEZ Neptune (the “Vessel”); and

WHEREAS, Charterer wishes to use, and Owner wishes to accommodate Charterer’s wish to use, the Vessel in FSRU Mode or alternatively in LNG Carrier Mode under a joint and several sub-charter arrangement with either a joint venture company between (i) Kalyon Insaat Sanayi Ve Ticaret A.S.; and (ii) Kolin Insaat, Turizm, Sanayi Ve Ticaret A.S. (the “Shareholders”) or a nominee of either Shareholder ( the “Sub-Charterer”) for the Project (as defined below), on the terms and subject to the conditions of this Amendment No. 4; and

WHEREAS, the Parties have entered into a Supplemental Agreement to the Charter dated 30th September 2016 (the “Supplemental Agreement”) pursuant to which they have agreed to make certain modifications to the Vessel; and

WHEREAS, the Parties have agreed to make certain amendments to the Charter as set out below.

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Execution Version

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties agree as follows:

1.	Definitions

For purposes of this Amendment No. 4 (including the Recitals), the capitalized terms used but not defined in this Amendment No. 4 or amended by Clause 5 of this Amendment No.4 shall have the meanings ascribed to them in the Charter.

“Delivery” means the date on which the Vessel arrives at a place at or near the FSRU Terminal and has tendered its notice of readiness.

“FSRU” means floating storage and regasification unit.

“FSRU Mode” means the use of the Vessel at all times during the Sub-Charter Period, except when a Voyage is occurring.

“FSRU Terminal” means the floating regasification import terminal located nearshore at Izmir, Turkey.

“LNG Carrier Mode” has the meaning given to it in Clause 6 ("Voyage").

“Maintenance Allowance” has the meaning given to it in Clause 25 (as amended by this Amendment No. 4).

“Mortgagee” means DNB Bank ASA (previously called DnB NOR Bank ASA) as agent on behalf of the lenders.

“Owner Group” has the meaning given to it in Clause 8.2 of this Amendment No.4.

“Project” means Charterer’s project with the Sub-Charterer consisting of using the Vessel in FSRU Mode at the FSRU Terminal.

“Redelivery” means the date on which the Vessel is returned to the Charterer in accordance with the terms of the Sub-Charter.

“Reinstatement Work” means any and all work, design, engineering, procurement, fabrication, installation, commissioning and testing required to reinstate the Vessel in accordance with Clause 7 of this Amendment No.4.

“Sub-Charter” means the agreement signed between Charterer and Sub-Charterer for sub-chartering of the Vessel to Sub-Charterer.

“Sub-Charter Period” means a period beginning the date of Delivery of the Vessel to Sub-Charterer and ending on the later of (i) the date of Redelivery of the Vessel by Sub-Charterer under the Sub-Charter or such earlier date as the Sub-Charter is terminated or expires in accordance with its terms and (ii) the date the Vessel is permanently unmoored and disconnected from the FSRU Terminal and is ready and free to depart from the FSRU

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Terminal, but such period shall not, in any event, extend beyond the date falling ***** days prior to the Vessel’s next scheduled dry-dock.

“Turkish Taxes” means Turkish tax liabilities specifically suffered or incurred by Owner or any other member of Owner Group (as defined in Clause 8.2) whatsoever and howsoever arising due to the presence of the Vessel as an FSRU in Turkey when the Vessel acts in FSRU Mode, including but not limited to business tax, corporate tax, corporate income tax, local surcharges, wealth tax, income tax and individual income tax, personal tax or social security contributions of employees, social security premiums, customs taxes or duties, VAT (including VAT-1 and VAT-2), withholding tax (including on hire, loan repayments, interest and dividends), any tax relating to the importation, stay or exportation into and from Turkey (as the case may be) of the Vessel (including related materials and/or equipment) and any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same, together with all compliance and filing costs relating to such taxes.

“Voyage” means a legitimate voyage under the Charter ordered pursuant to and in accordance with Clause 6 of this Amendment No. 4, the duration of which shall always be deemed to be from when the Vessel is unmoored and disconnected from the FSRU Terminal for the purpose of commencing the Voyage until the Vessel is all fast again at the FSRU Terminal.

Otherwise, the terms “Modification Specification”, “Modification Work”, “Owner Work” and “Owner Work Specification” each have the meanings given to them in the Supplemental Agreement.

2.	Purpose, Intention and Interpretations

The purpose of this Amendment No. 4 is to set forth the terms and conditions under which the Vessel may be utilized as an FSRU at the Project and to permit the Sub-Charter with Sub-Charterer in respect of the Vessel and to set out the specific conditions applicable between the Parties when the Vessel is operating in FSRU Mode and specific amendments in Clause 6 and 7 of this Amendment No.4 relating to the Vessel’s use in LNG Carrier Mode.

It is Owner’s and Charterer’s clear intention, which is hereby declared, that this Amendment No. 4 shall not imply or impose greater or more onerous obligations exposures and/or liabilities on Owner or any member of Owner Group (except for any provisions of this Amendment No. 4 expressly providing to the contrary) than it would otherwise have under the Charter.

In case of conflict between the provisions of the Charter and this Amendment No. 4, the provisions of this Amendment No. 4 shall prevail.

3.	Ownership and risk of the Modification Work

3.1	Subject to Clause 7(f) of this Amendment No. 4, ownership and title of the items set out in Appendix 1 ("Description of Modification Work") of the Supplemental Agreement and incorporated onto the Vessel shall at all times vest with Charterer.

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Execution Version

For the avoidance of doubt, ownership and title of the items set out in Appendix 2 ("Owner Work Specification") of the Supplemental Agreement and incorporated onto the Vessel as part of the Owner Work shall at all times vest with Owner.

3.2	Whilst the items set out in the Modification Specification are incorporated onto the Vessel (and irrespective of whether ownership and title in such items vests with Charterer or if it has been transferred to Owner), Owner shall (i) maintain such items in accordance with Clause 4 ("Duty to Maintain") of the Charter and (ii) insure such items under the Vessel's "Hull and Machinery Insurance" in accordance with Clause 8 ("Owner to Provide") of the Charter, at values mutually agreed between Charterer and Owner. However, for the avoidance of doubt, the items to be maintained and insured by Owner in accordance with this Clause 3.2 shall not include the Yokohama fenders referred to in paragraph 1(e), Appendix 1 ("Description of Modification Work") of the Supplemental Agreement.

3.3	Notwithstanding the provisions of Clause 3.2 above, in the event that there is a loss of time (whether by way of interruption in the Vessel’s service or from a reduction in the Vessel’s performance, or in any other manner) due to a deficiency in or breakdown of any items incorporated onto the Vessel as part of the Modification Work (or of any other equipment affixed to the Vessel requested by Charterer), the Vessel shall remain on-hire during any such interruption in service or reduction in performance, unless such deficiency or breakdown is solely attributable to Owner’s negligence.

4.	Importation, Stay and Exportation

4.1	Any importation, stay and exportation into and from the Republic of Turkey (as the case may be) of the Vessel and all materials and/or equipment necessary for Owner’s performance of the Charter and/or any Voyage during or related to the Sub-Charter Period, shall be arranged by Charterer, in accordance with all applicable laws and regulations, for its own time, risk and expense, but with all reasonable practical assistance from Owner.

4.2	In addition, Charterer shall for its own, time risk and expense (but with reasonable practical assistance from Owner) obtain and maintain throughout the Sub-Charter Period all licences, permits, certificates, authorisations and/or exemptions (as applicable), (i) that are required for Owner and any member of Owner Group to comply with all relevant laws and regulations applicable to it and to the Vessel’s operation in the Republic of Turkey in FSRU Mode , including any exemption from any requirement to obtain work permits for any employees or other officers of any applicable member of the Owner Group or any master, officers or crew employed upon the Vessel, and (ii) that will enable Owner and any member of the Owner Group to operate the Vessel in accordance with the provisions of this Amendment No. 4. For the avoidance of doubt, Owner shall not be required to change Vessel’s flag to Turkish flag, register the Vessel in any Turkish registry or change the nationality of the Vessel’s crew.

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Execution Version

5.	FSRU Mode specific modifications

5.1	At all times during the Sub-Charter Period, except when a Voyage is occurring, the Charter shall be modified by the following amendments, additions and other modifications:

(a)	Modifications to Clause 1 (“Definitions”) of the Charter:

(a)	The definition of “Actual Discharge Rate” in Clause 1 of the Charter shall be amended to read in its entirety: ““Actual Discharge Rate” has the meaning set out in Clause 27(b)(iv).”

(b)	The definition of “Adverse Weather Periods” in Clause 1 of the Charter shall be deleted.

(c)	The definition of “Allowance Period” in Clause 1 of the Charter shall be deleted.

(d)	The definition of “BOE” in Clause 1 of the Charter shall be deleted.

(e)	A new definition shall be included in Clause 1 of the Charter, which reads: ““Charterer’s Group” has the meaning set out in Clause 68(a)”.

(f)	The definition of “Discharge Period” in Clause 1 of the Charter shall be deleted. Any other use of the term “Discharge Period” in the Charter shall be replaced with the term “FSRU Discharge Period”.

(g)	The definition of “Discharge Point” in Clause 1 of the Charter shall be deleted.

(h)	A new definition shall be included in Clause 1 of the Charter, which reads: ““FSRU” means floating storage and regasification unit.”

(i)	A new definition shall be included in Clause 1 of the Charter, which reads: ““FSRU Discharge Period” has the meaning set out in Clause 27(b)(vi).”

(j)	A new definition shall be included in Clause 1 of the Charter, which reads: ““FSRU Gas Day” has the meaning set out in Clause 27(b)(iv).”

(k)	A new definition shall be included in Clause 1 of the Charter, which reads: ““FSRU Gas Nomination Procedures” means the procedures for requesting and establishing Send Out Profile and Intraday Nominations as set forth in Schedule X.”

(l)	The definition of “Gas Day” in Clause 1 of the Charter shall be deleted. Any other use of the term “Gas Day” in the Charter shall be replaced with the term “FSRU Gas Day”.

(m)	A new definition shall be included in Clause 1 of the Charter, which reads ““FSRU Terminal” means the floating regasification import terminal located nearshore at Izmir, Turkey.”

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Execution Version

(n)	The definition of “Gas Nomination Procedures” in Clause 1 of the Charter shall be deleted. Any other use of the term “Gas Nomination Procedures” in the Charter shall be replaced with the term “FSRU Gas Nomination Procedures”.

(o)	A new definition shall be included in Clause 1 of the Charter, which reads: “LNG Carrier” means a vessel for the transportation of a cargo of LNG to be discharged into the FSRU”.

(p)	A new definition shall be included in Clause 1 of the Charter, which reads: ““Lowest Performance” has the meaning set out in Clause 27(b)(i)”.

(q)	A new definition shall be included in Clause 1 of the Charter, which reads: ““Maintenance Allowance” has the meaning set out in Clause 25(a).”

(r)	The definition of “Nominated Discharge Rate” in Clause 1 of the Charter shall be amended to read in its entirety: ““Nominated Discharge Rate” has the meaning set out in Clause 27(b)(iv).”

(s)	The definition of “Normal Performance” in Clause 1 of the Charter shall be amended to read in its entirety: ““Normal Performance” has the meaning set out in Clause 27(b)(i).”

(t)	A new definition shall be included in Clause 1 of the Charter, which reads: ““Permitted Maintenance Event” has the meaning set out in Clause 25(a).”

(u)	The definition of “Off-hire Allowance” in Clause 1 of the Charter shall be deleted.

(v)	A new definition shall be included in Clause 1 of the Charter, which reads: ““Owner’s Group” has the meaning set out in Clause 68(a)”.

(w)	The definition of “Performance Period” in Clause 1 of the Charter shall be deleted.

(x)	The definitions of “Primary Terminals” and “Primary Terminal” in Clause 1 of the Charter shall be deleted.

(y)	The definition of “Reduced Performance” in Clause 1 of the Charter shall be amended to read in its entirety: ““Reduced Performance” has the meaning set out in Clause 27(b)(iv).”

(z)	A new definition shall be included in Clause 1 of the Charter, which reads: ““Reduced Rate” has the meaning set out in Clause 27(b)(iv)”.

(aa)	A new definition shall be included in Clause 1 of the Charter, which reads: ““Maintenance” has the meaning set out in Clause 25 (d)”.

(bb)	A new definition shall be included in Clause 1 of the Charter, which reads: ““Send Out Profile” has the meaning set out in Clause 27(b)(iii)”.

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Execution Version

(cc)	A new definition shall be included in Clause 1 of the Charter, which reads: ““Start Up Period” has the meaning set out in Clause 27(b)(i)”.

(dd)	A new definition shall be included in Clause 1 of the Charter, which reads ““Sub-Charter” means the agreement signed between Charterer and Sub-Charterer for sub-chartering of the Vessel to Sub-Charterer.”

(ee)	A new definition shall be included in Clause 1 of the Charter, which reads: “Sub-Charterer” means a joint venture company between (i) Kalyon Insaat Sanayi Ve Ticaret A.S. and (ii) Kolin Insaat, Turizm, Sanayi Ve Ticaret A.S., or a nominee of either company.”

(ff)	A new definition shall be included in Clause 1 of the Charter, which reads ““Commercial Availability” means the Commercial Availability in relation to regas performance as measured by the compliance on a particular FSRU Gas Day with the nominated daily quantity for such FSRU Gas Day in case of shortfall where:

AQ: (actual) Regasified LNG Delivered Quantity

FQ: Nominated Daily Quantity”.

(gg)	A new definition shall be included in Clause 1 of the Charter, which reads ““Guaranteed Nominal Regas Capacity” means the regasifying LNG in closed loop at a discharge rate equal to any discharge rate within the operational envelope between the Lowest Performance up to the Normal Performance”.

(hh)	A new definition shall be included in Clause 1 of the Charter, which reads ““Minimum Aggregate Availability” has the meaning set out in clause 27(b)(x)”.

(ii)	A new definition shall be included in Clause 1 of the Charter, which reads: “”Sub-Charter Period” means a period beginning on the date on which the Vessel arrives at a place at or near the FSRU Terminal and has tendered its notice of readiness and ending on the later of (i) the date on which the Vessel is returned to Charterer in accordance with the terms of the Sub-Charter or such earlier date as the Sub-Charter is terminated or expires in accordance with its terms and (ii) the date the Vessel is permanently unmoored and disconnected from the FSRU Terminal and is ready and free to depart from the FSRU Terminal."

(jj)	The definition of “Unscheduled Maintenance” in Clause 1 of the Charter shall be deleted.

(kk)	The definition of “Unscheduled Maintenance Allowance” in Clause 1 of the Charter shall be deleted.

(b)	In Clause 3 (a)(i) of the Charter, the reference to “SRV” shall be amended to read: “FSRU”.

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Execution Version

(c)	Clause 3 (a) of the Charter shall be amended by the addition of the following sub-clauses (vi), (vii) and (viii):

“(vi)	Owner will use reasonable endeavours to have on board one person with a good working knowledge of the Turkish language. For avoidance of doubt, Owner shall not be obligated to incur additional costs with regard to this requirement;

(vii)	the master and chief officer shall combined in total have not less than twelve (12) months’ sailing and cargo operations experience in the past five (5) calendar years exercising responsibilities of a senior rank (master and/or chief officer) on board an gas tanker/FSRU. The chief engineer, one cargo engineer and the second engineer shall combined in total have not less than eighteen (18) months’ sailing and cargo operations experience in the past five (5) calendar years exercising responsibilities of a senior rank (chief engineer, cargo engineer and/or second engineer) on board a gas tanker/FSRU.

(viii)	prior to the commencement of the Sub-Charter Period, the Owner shall, using Owner’s standard format and subject always to Sub-Charterer first having duly executed a “no poaching declaration” in a wording acceptable to Owner, provide Sub-Charterer with professional LNG tanker/FSRU histories in rank of the master, chief officer, chief engineer and cargo engineer (if applicable) serving on board the Vessel at the time of delivery. Prior to their assignment, similar histories shall be furnished for any new master chief officer, chief engineer or cargo engineer assigned to the Vessel during the Sub Charter Period.”

(d)	Clause 3(c) of the Charter shall be amended by the addition of the following:

"If during the Sub-Charter Period, Owner changes or replaces the manager of the Vessel, it shall give reasonable consideration to any input from Sub-Charterer in this respect. Owner confirms that under the present circumstances it has no intention of changing or replacing the manager of the Vessel.”

(e)	Clause 5 ("Period and Trading Limits") shall be amended by the addition of the following new sub-clauses (d), (e) and (f):

“(d)	Notwithstanding anything to the contrary in Clauses 5(a), (b), and (c), Charterer shall, at no expense to Owner, provide or cause to be provided, at the FSRU Terminal, port and marine facilities capable of receiving the Vessel and berths and places which the Vessel can safely reach and return from without exposure to danger, and at which the Vessel can safely lie, load or discharge (as the case may be) always afloat. Furthermore, Charterer shall provide to Owner all relevant information required to meet the interface requirements of the FSRU Terminal as soon as reasonably possible. All reasonable costs incurred in implementing such modifications to the Vessel (and their later removal, if required to comply with the terms of this Charter), including the time taken to implement such modifications and to comply with such regulations necessary to allow the Vessel to load or discharge at the

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

FSRU Terminal, shall be for Charterer’s account and shall be reimbursed to Owner in accordance with Schedule III. Charterer shall also be responsible, and shall reimburse Owner in accordance with Schedule III, for all such reasonable costs incurred, including the necessary time taken, should the interface requirements of or the regulations applicable to the FSRU Terminal be altered.

The meaning of “safe Port” is as specified in Appendix 2 to this Amendment No. 4 ."

"(e)	Notwithstanding anything to the contrary in this Charter, Owner shall not under any circumstances whatsoever be obliged to go to and/or stay at an FSRU Terminal which has not entered into a Port Liability Agreement, acceptable to Owner’s P&I Club, with Owner.”

"(f)	Charterer shall ensure that each LNG Carrier is compatible in all respects with the FRSU and its ship-to-ship transfer system, and Charterer shall pay Owner US$ ***** lumpsum fee for each ship-to-ship compatibility study that Owner undertakes in order to vet and check the compatibility of each LNG Carrier with the FSRU and its ship-to-ship transfer system on an LNG Carrier’s first visit to the FSRU at the FSRU Terminal or if an LNG Carrier has been modified since the vetting and compatibility study undertaken on such LNG Carrier’s first visit to the FSRU at the FSRU Terminal. Furthermore, Charterer shall pay Owner US$ ***** lumpsum fee for vetting and ship-to-ship compatibility study undertaken in respect of an LNG Carrier’s subsequent visit to the FSRU at the FSRU Terminal, provided that such LNG Carrier has not been modified since its last visit. Charterer shall not be liable for any cost or expense in relation to such vetting and compatibility studies in excess of the relevant lumpsum fee.”

(f)	Clause 14 (a) shall be amended by the addition of the following sub-clause (v):

“(v) During the Sub Charter Period, Sub-Charters shall have the right to fly the Project flag on the Vessel.”

(g)	Clause 23 ("Loss of Vessel") shall be amended by deleting the words “GMT” wherever they occur and replacing them with “Turkish time”.

(h)	Clause 24 ("Off-hire") of the Charter shall be amended to read: “Not Used”. Any use of the term “off-hire” elsewhere in the Charter and any references in the Charter to Clause 24 thereof shall be disapplied in their entirety when the Vessel is being used in FSRU Mode.

(i)	Clause 25 (a) to (g) (“Dry-docking; Time for Scheduled Maintenance”) of the Charter shall be deleted in their entirety and replaced with the following:

“ 25. Time for Maintenance

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(a)	Owner shall be permitted up to ***** days per every *****days, commencing from the first day of the Sub-Charter Period (the “Maintenance Allowance”) to take the FSRU out of service for maintenance, repair, and overhaul, for the performance of surveys, and for drydocking, including all related pre-docking and post-docking procedures and time spent proceeding to or from any port or place of dry-dock and the FSRU Terminal (or such other location as may be mutually agreed by the Parties) (collectively, the “Permitted Maintenance Events”), during which there shall be no reduction in Hire solely for the FSRU’s failure to meet the Performance Guarantees or to deliver any part of the Nominated Daily Rate. Scheduled maintenance shall only be undertaken between ***** and ***** (inclusive) in each year of the Sub-Charter Period, and shall be identified in an annual maintenance plan to be provided by Owner to Charterer on a reasonable endeavours basis, based on Charterers operational requirements (which shall be provided by Charterer to Owner no later than ***** months prior to each year end, but in relation to the calendar year 2016, by the 8th December 2016) and which annual maintenance plan may be changed by Owner’s and Charterer’s mutual agreement .

(b)	The Maintenance Allowance shall not be reduced in whole or in part if an event described in Clause 27(b)(vii)(a) to (m) (but not including Clause 27(b)(vii)(g)) occurs during the performance of a Permitted Maintenance Event. Notwithstanding the foregoing, Owner shall use reasonable endeavours to avoid maintenance during such events set out above.

(c)	The Maintenance Allowance shall be prorated on a straight line basis during the first and last years of the Sub-Charter Period to the extent that the date of Delivery and the date of Redelivery do not start or end at the end of a calendar year. To the extent that any Maintenance Allowance remains unutilized by Owner by the end of a year, such remaining Maintenance Allowance shall be forfeited and shall not be carried over into the next year.

(d)	Owner shall not use more time for maintenance than is necessary and shall notify Charterer if any Maintenance Allowance is taken or will be taken. Owner shall consult with Charterer as far in advance as possible with regard to the timing, the duration and the requirement for any maintenance work.

(e)	The FSRU shall be On-Hire during any period of the Maintenance Allowance, and all items to be provided and paid for by Charterer pursuant to Clause 9(a) shall be for Charterer’s account, and Owner’s use of the Maintenance Allowance shall not in any way or to

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

any extent whatsoever be regarded as a default, non-performance or breach by Owner of any obligation under or any provision of the Charter.

(f)	The Parties acknowledge that during a Permitted Maintenance Event the FSRU may not be available, in whole or in part, to provide Regasification or other services. If due to the nature of the Permitted Maintenance Event, the FSRU can continue to provide FSRU services, Owner shall inform Charterer and, upon Charterer’s request, shall provide such FSRU services, on a non-guaranteed basis.

(g)	Notwithstanding anything to the contrary in this Clause 25, no scheduled dry-docking shall take place in the Sub-Charter Period, provided that the Sub-Charter Period does not extend beyond the date falling ***** days prior to the Vessels next scheduled dry-dock."

(j)	Clause 26 ("Ship Inspection") shall be amended by the addition of the words “and Sub-Charterer, as applicable” after the word “Charterer” wherever it occurs.

(k)	Clause 27 (“Performance”) of the Charter shall be deleted in its entirety and replaced with the following:

“(a)

(i)	Owner undertakes and guarantees that at all times during the Sub-Charter Period the Vessel shall be capable of maintaining a maximum average daily boil-off of no more than *****% of the Vessel’s total cargo capacity. For purposes of establishing whether the Vessel has achieved performance as required under this Clause 27(a), the Parties shall discount periods when the Vessel (i) is discharging regasified LNG and/or loading or discharging LNG and (ii) when due to loading of LNG the saturated vapour pressure is above 170 mbarg.

(ii)	Boil-off calculation: Boil-off shall be measured by subtracting the volume of LNG contained in the Vessel’s tanks at gauging at the end of a 24 hour period of no discharging regasified LNG and/or loading or discharging LNG, but where the Vessel is still connected within the FSRU Terminal , from the volume of LNG contained in the Vessel’s tanks at gauging at the start of a 24 hour period of no discharging regasified LNG and/or loading or discharging LNG, but where the Vessel is still connected within the port at which the FSRU Terminal is sited. Actual boil-off shall be calculated using the mean value from 5 (five) distinct but consecutive measurements.

(b)

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(i)	Owner further undertakes, subject to the provisions of this Clause 27(b) and subject always to a start up period which shall end upon completion of the commissioning procedure which the Parties will use reasonable endeavors to develop and agree no later than one (1) month prior to the start of the Sub-Charter Period (“Start Up Period”), that the Regasification Components will, throughout the Term, enable the Vessel’s cargo to be regasified and discharged at a maximum regasified LNG discharge rate of ***** MMScf/day (“Normal Performance”), and at a minimum regasified LNG discharge rate of ***** MMScf/day (“Lowest Performance”).

(ii)	Upon every case that the Vessel’s Actual Discharge Rate being higher than the Normal Performance but less than ***** MMScf/day during regasification of LNG and has been in operation for three (3) periods of at least eight (8) hours without any unplanned shut down so that total testing time accumulates to twenty-four (24) hours, this Actual Discharge Rate shall immediately replace the current Normal Performance and such increase in the Normal Performance shall be formalized by the signing of the Parties of the Discharge Performance Certificate attached as Appendix 3 to Amendment No. 4 to the Charter dated ____ and made between the Owner and the Charterer (“Amendment No 4”). Normal Performance may be re-adjusted up to a maximum of ***** MMScf/day using this process.

Upon every case that the Vessel’s Actual Discharge Rate being lower than the Lowest Performance but more than ***** MMScf/day during regasification of LNG and has been in operation for three (3) periods of at least eight (8) hours without any unplanned shut down so that total testing time accumulates to twenty-four (24) hours, this Actual Discharge Rate shall immediately replace the current Lowest Performance and such decrease in the Lowest Performance shall be formalized by the signing of the Parties of the Discharge Performance Certificate attached as Appendix 3 to Amendment No. 4. Lowest Performance may be re-adjusted down to a minimum of ***** MMScf/day using this process.

(iii)	Subject always to the provisions of Clause 27(b)(iv) below, Owner shall, subject to applicable terms of the FSRU Gas Nomination Procedures, deliver the Nominated Discharge Rate in accordance with the daily curve agreed with Charterer in accordance with the FSRU Gas Nomination Procedures (“Send Out Profile”), subject to such Send-Out Profile for that FSRU Gas Day being agreed no later than twelve (12) hours before the commencement of the relevant FSRU Gas Day. In case the Owner fails to deliver gas in accordance with the Send Out Profile as required pursuant to the applicable terms of the FSRU Gas Nomination Procedures, then the applicable

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

terms of the FSRU Gas Nomination Procedures will apply to such failure (provided always that such terms are fair, reasonable and proportionate to the failure). Owner shall use reasonable endeavors to accommodate any change to the Send Out Profile requested by Charterer, less than twenty nine ((29) hours before the end of the relevant FSRU Gas Day (“Intraday Nomination”), but Owner shall not be liable for any failure in this respect.

During a FSRU Gas Day, Owner and Charterer agree to a maximum of five (5) different Nominated Discharge Rates in total resulting in no more than 4 start-up/stop per day, being understood that those Nominated Discharge Rates that have been requested intraday will be treated the same way as an Intraday Nomination.

(iv)	Whenever Charterer requests a Nominated Discharge Rate above Normal Performance or below Lowest Performance, Owner shall use reasonable endeavors to make such rate available, subject always to the maximum and minimum capacity of the Regasification Components. Notwithstanding the provisions of the immediately following paragraph, if the Vessel is incapable of discharging its cargo at such higher or lower rates, such performance shall not be considered Reduced Performance and Charterer shall not be entitled to pay hire at a rate equal to the Reduced Rate or claim a reduction in hire.

If, on any day, commencing from 08.00 A.M. (Turkish local time) on that day and ending at 07.59 A.M. (Turkish local time) on the immediately following day (an “FSRU Gas Day”), the Vessel’s actual discharge rate calculated over that FSRU Gas Day as measured in accordance with Clause 27(b)(vi)-(vii) (the “Actual Discharge Rate”), is less than the daily nominated discharge rate requested by Charterer in accordance with the FSRU Gas Nomination Procedures for that FSRU Gas Day (the “Nominated Discharge Rate”), and such Actual Discharge Rate is lower than Normal Performance (such deficient performance hereinafter being referred to as “Reduced Performance”), then a Hire Rate equal to a reduced rate determined by ***** (the “Reduced Rate”) shall be payable for each of such FSRU Gas Day in respect of which an Actual Discharge Rate lower than the Nominated Discharge Rate and the Normal Performance has been determined during the FSRU Discharge Period in question. This Reduced Rate in case of Reduced Performance shall replace in its entirety Paragraph 4 of Schedule III. For the avoidance of doubt, any reduction of hire to which Charterer is entitled under this Clause 27(b)(iv) shall be credited against hire payments in accordance with Clause 12(a) as promptly as possible.

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(v)	If on any day, commencing from 08.00 A.M. (Turkish local time) on that day and ending at 07.59 A.M. (Turkish local time) on the immediately following day, the Vessel’s Actual Discharge Rate calculated over that FSRU Gas Days as measured in accordance with Clause 27(b)(vi)-(vii) is over ***** percent (*****%) above the Nominated Discharge Rate (“Daily Over Delivery”), being understood that such Nominated Discharge Rate is lower than Normal Performance and higher than Lowest Performance, then a Hire Rate equal to a reduced rate determined by ***** shall be payable for each of such FSRU Gas Day in respect of which an Actual Discharge Rate above ***** percent (*****%) than the Nominated Discharge Rate.

(vi)	If no discharge of regasified LNG is currently ongoing from the Vessel, measurement of the Actual Discharge Rate shall commence when the vaporizers, piping and pressurizing risers are cooled down and the last high pressure pump required to achieve the ordered discharge rate is placed on line and the Vessel starts the discharge of Regasified LNG, and shall terminate when the first high pressure pump is secured near the end of the discharge (“FSRU Discharge Period”).

Prior to the commencement of a FSRU Discharge Period a notification of FSRU Readiness to Discharge Gas (as defined in the FSRU Gas Nomination Procedures) shall be delivered by Charterer to Owner in accordance with the FSRU Gas Nomination Procedures and an FSRU Discharge Period shall start no later than ***** hours after Owner’s receipt of the above notification, unless such time is extended by reasons attributable to Charterer, Sub-Charterer, the FSRU Terminal, governmental or regulatory authorities or Force Majeure (as defined in the FSRU Gas Nomination Procedures).

The Actual Discharge Rate shall be the rate of regasified LNG discharged as measured by the Vessel’s metering station. When measuring the Actual Discharge Rate against Normal Performance, Lowest Performance or Nominated Discharge Rate a variation of ***** percent (*****%) shall be allowed.

Normal Performance or Lowest Performance shall be based upon LNG with a chemical composition pursuant to Appendix 1 of Amendment No. 4.

(vii)	The performance of the Vessel in relation to the warranty contained in this Clause 27(b) shall be reviewed on the 25th day of each calendar month, and the results accumulated and compensation, if any, shall be assessed and paid at the next hire payment due at the

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beginning of the following calendar month. For purposes of establishing whether the Vessel has achieved performance as required under Clause 27(b) and calculating the Hire Rate, the Parties shall discount any FSRU Gas Day (or in case of (g) below, only the relevant part of the FSRU Gas Day, provided that the volumes required in such part of the FSRU Gas Day in accordance with the Send Out Profile shall be disregarded and the Nominated Discharge Rate for that FSRU Gas Day shall be adjusted accordingly):

(a)	where the FSRU Terminal is not ready or able to receive the Nominated Discharge Rate specified by Charterer in accordance with the FSRU Gas Nomination Procedures and at the corresponding pressures and temperatures;

(b)	where Charterer has requested Intraday Nominations as per clause 27 b) (iii);

(c)	where Charterer has instructed the Vessel to proceed from the FSRU Terminal;

(d)	where the Vessel is prevented from approaching or remaining and/or operating at the FSRU Terminal by any relevant regulatory or governmental authority by reason other than a failure or default on part of the Vessel or Owner;

(e)	where the Vessel is required to disconnect and/or to depart from the FSRU Terminal or is prevented from discharging her cargo as regasified LNG by reason of compliance with the applicable requirements and guidelines of the Classification Society, the Vessel’s Flag State or any other relevant regulatory authority and/or with such requirements as set out in the FSRU operating manual in relation to the Vessel’s safe operation, cargo management and/or filling level restrictions;

(f)	where there is not a required amount of LNG onboard the Vessel to obtain the Nominated Discharge Rate in accordance with the FSRU Gas Nomination Procedure;

(g)	where the Owner is using the Maintenance Allowance;

(h)	where, other than for reasons solely attributable to Owner’s negligence, the ship-to-ship transfer system and/or the Downstream Systems are not ready or able to provide or receive the Nominated Discharge Rate specified by Charterer in accordance with the FSRU Gas Nomination Procedures and at the corresponding pressures and temperatures;

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(i)	where the Vessel is prevented from discharging by other events within the port or where there is a wider risk to safety or the environment;

(j)	where the Nominated Discharge Rate is between ***** MMscf/day and ***** MMscf/day and can only be achieved using the low capacity regas pump skid, unless a fourth (4th) pump has been delivered on board the Vessel by WOGS before the commencement of operations in Turkey and any subsequent failure of the Vessel to achieve the aforementioned Nominated Discharge Rate is caused by Owner’s error or negligence;

(k)	where the Nominated Discharge Rate is between ***** MMscf/day and ***** MMscf/day, during the first ***** FSRU Gas Days after completion of the commissioning of the low capacity regas pump skid;

(l)	any Nominated Discharge Rate that can only be achieved using the HP compressor and the HP Compressor is not available; or

(m)	where the Vessel is required to stop regas operations in order to switch the selected ship-shore link between the Vessel and the LNG Carrier, or between the Vessel and the jetty.

If at any time after the completion of the commissioning of the low capacity regas pump skid, a long term failure (≥2 months) of the ability to provide between ***** MMscf/day and ***** MMscf/day occurs then the Parties will meet to discuss a reasonable solution and adjusted penalty mechanism.

(viii)	Notwithstanding the provisions of this Clause 27(b), if at any stage the Actual Discharge Rate achieved by the Vessel is less than Normal Performance due to a defect in the Regasification Components (and such lower discharge rate has not been requested by Charterer in accordance with the FSRU Gas Nomination Procedures), Owner shall, subject to the provisions of Clause 25, be entitled to repair such defect in the Regasification Components and/or the Vessel by the Vessel proceeding to dry-docking in accordance with the provisions of Clause 25(h). Before committing to a dry dock, Owner shall always consult with the Charterer to assess alternative solutions. The Owner shall make its reasonable endeavours to implement solutions in-situ if requested by the Charterer.

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

(ix)	The Vessel shall be capable of regasifying LNG in a closed-loop heating mode using steam from the Vessel’s regas boilers as the primary heating medium at a daily Nominated Discharge Rate with a pressure of ***** to ***** barg and a temperature of ***** to *****◦C at the outlet of the regas skid.

(x)	If the average Commercial Availability of the regas system (inclusive of the Annual Maintenance Allowance) measured over a period of twelve (12) consecutive months, or twenty-four (24) nonconsecutive months is below ***** per cent (*****%) at the Guaranteed Nominal Regas Capacity (the "Minimum Aggregate Availability"), the Charterer shall have the right to require the Owner to change the Manager pursuant to Clause 3(e) of the Charter”.

(l)	Clause 52(c)(iv) and (v) of the Charter shall be amended to read in its entirety: “Not Used”.

(m)	The second sentence of Clause 53 of the Charter shall be amended to read in its entirety:

“The foregoing notwithstanding, no term of this Charter other than Clauses 68(a) and (b) (as amended by Amendment No. 4) and Clause 68(c), is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person or entity who is not a party to it, except that the Mortgagee shall have the benefit of and may enforce the provisions of Clause 14 of Amendment No. 4.”

(n)	Clause 68(a) and 68(b) of the Charter shall be deleted and replaced in its entirety with the following:

“(a)	No member of Owner’s Group shall be under any liability whatsoever to Charterer, Charterer’s Representatives, Sub-Charterer, or their estates (“Charterer’s Group”) for their death or personal injury during the time when they are engaged in the activities contemplated under this Charter unless death or personal injury is caused, in whole or in part, by the gross negligence or willful misconduct of Owner, its employees or its agents (“Owner’s Group”). Likewise, no member of Owner’s Group shall be under any liability to any member of Charterer’s Group in respect of damage to, or loss or destruction of, their personal property unless such damage to, or loss or destruction of, personal property is caused by the gross negligence or willful misconduct of any member of Owner’s Group.

(b)	No member of Charterer’s Group shall be under any liability whatsoever to any member of Owner’s Group for their death or personal injury during the time when they are engaged in the activities contemplated under this Charter unless death or personal injury is caused, in whole or in part, by the gross negligence or willful misconduct of a member of Charterer’s Group. Likewise,

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

no member of Charterer’s Group shall be under any liability to any member of Owner’s Group in respect of damage to, or loss or destruction of, their personal property unless such damage to, or loss or destruction of, personal property is caused by the gross negligence or willful misconduct of any member of Charterer’s Group.”

(o)	Appendix I to Schedule I of the Charter shall be amended to read in its entirety: “Not Used”. Any references in the Charter to Appendix I to Schedule I thereof, any uses of the term “Primary Terminal” in the Charter shall be deemed deleted in their entirety.

(p)	Schedule X of the Charter ("Gas Nomination Procedures") shall be deleted in its entirety and shall be replaced with a new Schedule X ("FSRU Gas Nomination Procedure"). The Parties will use their reasonable endeavors to develop and agree said procedures.

5.2	All terms and conditions of the Charter, except to the extent modified or changed by this Amendment No. 4 shall remain in full force and effect. However, such terms and conditions shall be interpreted in light of and in such way to give effect to the intention of the Parties set out in Clause 2 above, provided however that, any further amendment or modification to the Charter that may be required during the Sub-Charter Period shall always be agreed in writing between the Parties.

5.3	For the avoidance of doubt and with reference to paragraph 1.2(c)(ii) to Schedule III of the Charter, Owner shall not in any circumstances whatsoever be forced or obliged to lay off any of the Vessel’s master, officers or crew. However, Owner shall use reasonable endeavours to mitigate the Variable Element cost (i.e. manning and crew travel expenses).

5.4	For the avoidance of doubt and without prejudice to Clauses 1-4, 5.2, 5.3, 5.4, 5.5, 5.6, 6-15 and 18 of this Amendment No. 4 for any Voyage the Charter shall apply without the amendments and/or additions set out in Clause 5.1 of this Amendment No. 4.

5.5	For the avoidance of doubt and without prejudice to Clauses 1-4, 5.2, 5.3, 5.4, 5.5, 5.6, and 7-15 of this Amendment No. 4, upon expiry of the Sub-Charter Period the Charter shall apply without the amendments and/or additions set out in Clauses 5.1, 5.6, 6, 8, 9, 10, 11, 12, 18 and 19 of this Amendment No.4, but without prejudice to any rights, obligations or liabilities that may have accrued prior to the expiry of Sub-Charter.

5.6	At any time during the Sub-Charter Period when a Voyage is occurring, each of the Unscheduled Maintenance Allowance specified in Clause 25(d) of the Charter and each of the Off hire Allowance specified in Clause 24(h) of the Charter shall be reduced to an allowance equal to the original Unscheduled Maintenance and Off-hire Allowances, multiplied by the number of days in the then-current year of the Sub-Charter Period during which a Voyage has occurred, divided by ***** days.

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

6.	Voyage

6.1	At any time during the Sub-Charter Period, the Sub-Charterer shall be entitled to use the Vessel in LNG carrier mode (“LNG Carrier Mode”) and order the Vessel on a Voyage. Charterer shall inform in writing Owner of Sub-Charterer’s intention to use the Vessel in LNG Carrier Mode and Owner shall as soon as reasonably possible and in all cases within a maximum ***** days of receipt of said notice, inform the Charterer when at the soonest the Vessel can proceed to said Voyage, being understood that this date shall not be later than ***** days after receipt of Charterer’s notice.

6.2	If Owner is requested by Charterer to prepare the Vessel for a Voyage including but not limited to removal of any fouling, then to the extent not covered by paragraph 1.2 of Schedule III, Charterer shall reimburse Owner for the documented related costs within ***** days of receipt of Owner’s invoice.

6.2	Notwithstanding anything to the contrary in the Charter, during a Voyage Owner shall not be deemed to be in breach of any provisions of the Charter to the extent such breach is caused by or otherwise directly attributable to the use of the Vessel in FSRU Mode.

6.3	Unless Owner has been allowed to perform Voyage preparations in order for the Vessel to meet its original performance guarantees of the Charter, Clauses 27(a)(i)-(ii), the part of Clauses 27(c)(i) pertaining to speed and the part of Clause 27(c)(ii) pertaining to fuel oil consumption (not related to excess boil off) shall not apply to any Voyage.

7.	Reinstatement Work to the Vessel

7.1	At the expiry of the Sub-Charter Period, or where Sub-Charterer has exercised its rights in accordance with the Sub Charter to operate the FSRU in LNG Carrier Mode (and Charterer has notified Owner accordingly), then notwithstanding Clause 6.1 above, Owner shall have the right to arrange for the following reinstatement works to be carried out on the Vessel at a shipyard or other place to be agreed to by the Parties (collectively, the Reinstatement Work):

(a)	underwater hull and propeller cleaning of the Vessel, subject to Clause 7.3;

(b)	general overhaul of the Vessel’s propulsion systems; and

(c)	to the extent any item of Modification Work or other equipment affixed to the Vessel which was requested by Charterer is unacceptable to Owner with respect to the Vessel operating in LNG Carrier Mode, removing such item of Modification Work or such other equipment and repairing or restoring any part of the Vessel directly related thereto.

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

7.2	Owners will endeavor for ***** days but in any event not less than ***** days before the start of any Reinstatement Work, Owner shall notify Charterer in writing of the anticipated costs for performing such Reinstatement Work (including detailing the scope of the Reinstatement Work involved subject to Clause 7.1, and Charterer shall reimburse Owner for any direct, reasonable and documented costs incurred by Owner for such Reinstatement Work. For the avoidance of doubt, the Vessel shall be on-hire, and the performance warranties set out in Clause 27 of the Charter shall not apply, for the time taken to perform the Reinstatement Work, including for any time spent at, and time spent in transit to and from the relevant shipyard, and such time shall not count against the Drydocking Allowances or the Unscheduled Maintenance Allowances set forth in the original Clause 25(d) of the Charter.

7.3	Notwithstanding the Reinstatement Work to be arranged by Owner pursuant to Clauses 7.1 and 7.2 above, Charterer acknowledges that Owner arranged for certain modification work to be carried out in accordance with the provisions of Clause 3 of Amendment No. 2 (the “Amendment No. 2 Modification Work”). Consequently, it is agreed that in addition to the Reinstatement Work to be arranged pursuant to Clauses 7.1 and 7.2 of this Amendment No. 4, any reinstatement work that would have been carried out by the Charterer under Clause 7 of Amendment No. 2 (the “Amendment No. 2 Reinstatement Work”) at the expiry of the “Sub-Charter Period” (as such term is defined in Amendment No. 2), shall now be at carried out by Charterer no later than at the end of the Term of the Charter, and otherwise in accordance with the provisions of Clause 7 of Amendment No. 2.

7.4	Notwithstanding the foregoing provisions of this Clause 7, Owner shall have no responsibility or liability to Charterer in the event that the Vessel fails to comply with any applicable regulation and/or requirement of any Primary Terminal, arising from:

(a)	any item of Modification Work implemented on the Vessel or other equipment affixed to the Vessel which was requested by Charterer to the extent that it is not removed as part of the Reinstatement Work or in accordance with Clause 7.5 below; and

(b)	Amendment No. 2 Modification Work implemented on the Vessel to the extent that Charterer has not carried out the Amendment No. 2 Reinstatement Work in respect thereof,

and the Vessel shall not be off-hire in respect of any loss of time (whether by way of an interruption in the Vessel’s service or from a reduction in the Vessel’s performance, or in any other manner) resulting therefrom.

7.5	Furthermore, at the expiry of the Charter, Charterer shall have the right to remove any item of Modification Work, provided that Charterer shall repair and restore any part of the Vessel directly related thereto. All costs relating to such removal, repair and restoration work shall be for Charterer’s account, and the Vessel shall be on-hire, and the performance warranties set out in Clause 27 of the Charter shall not apply, for the time taken to perform such work, including for any time spent at, and time spent in

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transit to and from the relevant shipyard, and such time shall not count against the Drydocking Allowances or the Unscheduled Maintenance Allowances set forth in the original Clause 25(d) of the Charter.

7.6	If Charterer elects not to remove any item of Modification Work in accordance with Clause 7.5 above, ownership of and title in such Modification Work shall automatically transfer from Charterer to Owner on the expiry of the Charter Period unless the Parties mutually agree otherwise.

8.	Indemnities

8.1

(a)	Charterer shall indemnify and hold Owner Group harmless from any charges, costs, expenses, claims, liabilities and losses whatsoever (except for charges, costs, expenses, claims, liabilities and losses relating to the tax implications addressed in Clause 8.2 below) which Owner Group may incur as a consequence of the Sub-Charter including any failure on the part of Charterer to obtain any of the licences, permits, certificates, authorisations and/or exemptions (as applicable) that are required to be obtained by Charterer pursuant to the provisions of Clause 4 above, and, for the avoidance of doubt, that exceed charges, costs expenses, claims, liabilities and losses that Owner Group would have otherwise been liable for under the Charter. Furthermore, Charterer shall indemnify and hold Owner Group harmless from any charges, costs, expenses, claims, liabilities and losses whatsoever which Owner Group may incur as a consequence of (i) registering one or more permanent establishments or branches in the Republic of Turkey should it become evident that the registration of one or more permanent establishments or branches is necessary in order for the Owner Group to operate the Vessel in FSRU Mode in Turkey in full compliance with Turkish laws; and (ii) deregistering such permanent establishments or branches should same no longer be required at the expiry of the Sub-Charter Period (or earlier if necessary).

(b)	It is agreed between Owner and Charterer that the Sub-Charter and any other documents to be entered into pursuant to or in connection with the Sub-Charter are not intended to impose upon Owner Group any greater liability than that contemplated by the Charter and further, the indemnity by Charterer in sub-clause 8.1(a) above, subject only to the confirmation, clarification and agreement below, covers all liabilities which would not, under the original Charter, without any Sub-Charter, have been suffered by Owner or any other member of Owner Group.

(c)	It is confirmed, clarified and agreed as follows:

(i)	that sub-clause 8.1(a) above shall not apply to any liability specifically addressed by Clause 68 of the Charter as amended ("Specified Liabilities"), which shall subsist and be construed in accordance with their terms regardless of where any Specified Liabilities may be suffered or incurred (including during any use or operation of the Vessel as an FSRU in the Republic of Turkey or in LNG Carrier Mode) and regardless of the nationality of the Party or Parties to whom any Specified Liabilities are incurred (and Specified Liabilities are hereby confirmed to be liabilities which do not fall within the

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scope of the words "as a consequence of the Sub-Charter" in sub-clause 8.1(a) above);

(ii)	that Owner's liability for any tortious act (which includes negligence) by Owner or any member of the Owner's Group to any third party shall be treated in the same manner as such tortious act would be treated under the Charter, and the fact that any such tortious act may be committed during operation of the Vessel as an FSRU in the Republic of Turkey or in LNG Carrier Mode shall not change the allocation of liability which would otherwise apply as a consequence of such tort occurring under the Charter; nor shall the geographical location of any tortious act or the nationality of the Party or Parties injured by such tortious act(s) affect in any way the allocation of liability therefor. The fact that a tortious act to any third party is committed by Owner or any other member of the Owner Group while operations are conducted under the Sub-Charter does not affect in any way the culpability and liability of Owner or any member of the Owner Group for such tortious act(s) (and liability for such acts shall be treated as if they had occurred under the Charter); and any resulting loss suffered by Owner or any member of Owner Group shall not be covered by the indemnity in sub-clause 8.1(a) above (i.e., such acts are not contemplated by Owner and Charterer as falling within the scope of the words "as a consequence of the Sub-Charter" in sub-clause 8.1(a) above) save and except that any indemnities or limitations or exclusions of liability available to Owner under the Charter (excluding sub-clause 8.1(a) above) shall apply and shall be available to Owner in respect of any liability arising from use of the Vessel by Sub-Charterer as an FSRU in the Republic of Turkey or in LNG Carrier Mode;

(iii)	that the indemnities in sub-clause 8.1(a) above and in Clause 8.2 below shall extend to and for the benefit of each member of Owner Group and that each member of Owner Group shall have the benefit of and may enforce those provisions notwithstanding Clause 15 of this Amendment No.4

8.2

(a)	Irrespective of whether or not the Owner or any applicable member of the Owner Group is in compliance with all relevant laws and regulations applicable to the Vessel’s operation in the Republic of Turkey in FSRU Mode, Charterer shall always be liable for and shall indemnify and hold harmless Owner and each other member of Owner Group, on a net, after tax basis, against all Turkish Taxes; it being understood that any tax credit that Owner obtains, or would have obtained if a relevant tax credit claim had been made by Owner or other member of Owner Group, in relation to such Turkish Taxes shall be deducted from Charterer’s future indemnification amounts when the creditable amount has been confirmed based on a final tax assessment. If Charterer is entitled to a deduction in future indemnification amounts according to the above, but such deduction cannot be made, Owner shall reimburse Charterer accordingly. For the avoidance of doubt, the provisions of Clause 52 ("Taxes") shall apply to taxes other than Turkish Taxes.

(b)	Notwithstanding the provisions of sub-clause 8.2(a) above, Owner and any member of Owner Group shall take reasonable measures to mitigate where reasonably and practically possible its tax exposure related to its presence in the Republic of Turkey

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by rotating where reasonably practicable the crew thereby mitigating Owner and any member of Owner Group’s liability to pay income tax or social security charges for its crew in the Republic of Turkey. Owner and any member of Owner Group shall use reasonable endeavours to ensure that any ratings employed upon the Vessel shall not remain on the Vessel for more than a total of one hundred and eighty (180) days in any calendar year. The Parties acknowledge that ordinarily the master and officers employed upon the Vessel operate on an “alternating” basis, and that such “alternating” arrangement would require modification in order to meet the 180 day maximum threshold. Notwithstanding the immediately preceding sentence, Owner and any member of Owner Group shall discuss in good faith with Charterer the implications and possible resolutions in order that the 180 day maximum threshold might be met.

“Owner Group”, for the purposes of this Clause 8 and Clause 9 below means Owner or its successor in application of the provisions of Clause 21(b) of the Charter, Höegh LNG Holdings Ltd., Höegh LNG Ltd., Höegh LNG AS, Höegh LNG Fleet Management AS, Höegh LNG Maritime Management Pte. Ltd., Mitsui O.S.K Lines, Ltd., Tokyo LNG Tanker Co. Ltd., Höegh LNG Partners L.P and Höegh LNG Partners Operating LLC and such other directly or indirectly wholly owned subsidiary of Höegh LNG Holdings Ltd. that is providing management services to the Owner in relation to the Vessel, and for the purposes of sub-clause 8.2(a) above only, such term includes any employees or other officers of the companies listed above or any master, officers or crew employed upon the Vessel.

9.	Compliance with laws when in FSRU Mode

9.1.	Without prejudice to Charterer’s obligation under Clause 4 of this Amendment No. 4, Owner shall use reasonable efforts to comply and cause each applicable member of Owner Group to comply with all relevant laws and regulations applicable to the Vessel's operation in the Republic of Turkey in FSRU Mode, including the provision (either directly to government authorities or to Charterer, as applicable) of any documentation required by applicable law and governmental authorities (with a copy to Charterer in the event such documentation is directly sent to government authorities).

9.2	The following is agreed in respect of Owner's obligations under Clause 9.1:

(a)	Subject to the provisions of Clauses 9.1 and 9.2:

(i)	Charterer’s indemnity shall extend to Owner's costs of compliance, if any, with the law of the Republic of Turkey both current law and any future changes of law; and

(ii)	Charterer’s indemnity shall cover Owner and Owner Group for the consequences of failure to comply with the law of the Republic of Turkey provided that Owner and Owner Group shall have used reasonable efforts to comply with such laws. For the avoidance of doubt, Owner shall have no liability to Charterer for the consequences of failure to comply with the law of the Republic of Turkey provided Owner and Owner Group use reasonable efforts to so comply.

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(b)	Charterer shall inform Owner of applicable provisions of the law of the Republic of Turkey which are not available from public sources and of proposed or imminent new laws or amendments to laws that Charterer is aware of and which may be relevant to Owner for purposes of the Project. For the avoidance of doubt, Charterer shall in no event be held liable for not transmitting such information to Owner of which Charterer has no knowledge.

(c)	Charterer shall use reasonable efforts to obtain and remit to Owner information from Sub-Charterer regarding any relevant agreements between Sub-Charterer and any Turkish governmental authorities relating to the Project which may be reasonably likely to affect the Vessel, Owner and/or any member of Owner Group and supply same to Owner for purposes of the Project. For the avoidance of doubt, Charterer shall never be held liable for not transmitting such information that is not known to it or for which is subject to any requirements of confidentiality of Charterer or Charterer’s Group.

10.	Compliance with Sanctions when in FSRU Mode

10.1	Owner shall not be obliged to operate the Vessel as an FSRU (including taking on board LNG, regasifying LNG or discharging regasified LNG) in a manner which, in the reasonable judgement of Owner, would be contrary to sanctions laws imposed by the UN Security Council, Norway, the United Kingdom, the European Union, the United States or the government of the Flag State (“Sanctions Laws”).

10.2	If the Vessel is already operating as an FSRU (including taking on board LNG, regasifying LNG or discharging regasified LNG) in a manner to which new Sanctions Laws are applied, Owner shall have the right to refuse to proceed with the operation and to make arrangements for any LNG on board the Vessel to be discharged and redelivered to Charterer. The Vessel to remain on hire during such discharge and Charterer to remain responsible for all additional costs and expenses incurred in connection with such discharge.

10.3	Charterer shall indemnify Owner against any and all claims whatsoever brought by parties to whom regasified LNG is to be sold by Charterer and/or by Sub-Charterer against Owner by reason of Owner's compliance with this Clause 10.

10.4	In the circumstances where Clause 10.1 or 10.2 applies, either Party shall be entitled to require the Vessel to cease to be operated as an FSRU in accordance with this Amendment No. 4 with immediate effect by giving written notice to the other Party, without liability of either of the Parties. In such event the Vessel shall cease to be operated as an FSRU unless and until such operation resumes in accordance with Clause 10.5 or the Vessel can operate in such a manner that is not contrary to Sanctions Laws. The circumstances giving rise to any cessation of Vessel being operated as an FSRU shall be deemed to be an event falling within Clause 30(a) of the Charter.

10.5	Owner and Charterer shall use all reasonable endeavours to apply for and obtain any applicable license or authorisation which will enable the Vessel to operate as an FSRU in accordance with this Amendment No. 4, notwithstanding the circumstances giving rise to the operation of this Clause 10 and upon the obtaining of such license or

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

authorisation either Party shall be entitled to require the Vessel to resume operation as an FSRU in accordance with this Amendment No. 4.

10.6	Notwithstanding anything in this Clause 10 to the contrary, Owner and Charterer shall not be required to do anything which constitutes a violation of Sanctions Laws or of any other laws and regulations of any country to which either of them is subject.

10.7	Charterer shall procure that this Clause 10, or the appropriate parts as applicable, are incorporated into the Sub-Charter, contracts of carriage and Bills of Lading issued pursuant to the Charter with third party rights for the benefit of Owner.

11.	War and civil disturbances when in FSRU Mode

11.1	The Vessel shall not be required to continue to or remain in Turkey nor be used for any service which will cause the Vessel to be within a zone which is dangerous ("Risk Zone") as a result of any actual or threatened act of war, hostilities, warlike operations, acts of piracy by any person whatsoever, or by revolution, civil war or civil commotion.

11.2	Should the Vessel be in, or approach, or be brought or ordered within any such Risk Zone (even though it may already be in Turkey), or be exposed in any way to those risks, the Parties shall, to the extent reasonably practicable meet to agree to mutually acceptable mitigating actions, failing which within ***** days either party shall be entitled to require the Vessel to cease to be operated as an FSRU in accordance with this Amendment No. 4 with immediate effect by giving written notice to the other Party, without liability for either of the Parties. The Vessel shall remain on-hire for such period of ***** days, whereupon the circumstances giving rise to any cessation of Vessel being operated as an FSRU shall be deemed to be an event falling within Clause 30(a) of the Charter.

11.3	Notwithstanding anything in this Clause 11 to the contrary, the Master shall at all times have the ultimate responsibility for the safety of the Vessel and/or her crew. The Master shall be entitled to refuse the Vessel’s entry into a Risk Zone or remove the Vessel from a Risk Zone if in the Master’s opinion there is a material risk to the safety of the Vessel and/or her crew if the Vessel were either to enter into or remain within the Risk Zone.

12.	Exclusion of Consequential Loss

Notwithstanding anything to the contrary contained in, or implied by, this Amendment No. 4 or any conditions of use, each Party shall each bear its own Consequential Loss and shall be responsible for, and shall protect, defend, indemnify and hold harmless the other Party in respect of any Consequential Loss suffered or sustained by the indemnified party and/or the indemnified party’s Group, irrespective of the negligence, breach of duty (statutory or otherwise), breach of contract, breach of warranty, or strict liability of the person to be indemnified. The term "Consequential Loss" as used in this Clause 12 shall mean (a) any consequential or indirect loss under English law; and/or (b) loss and/or deferral of production,

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

loss of product, loss of use, loss of revenue, profit or anticipated profit (if any), losses or damages under other contracts or loss of opportunity, in each case whether direct or indirect to the extent that these are not included in paragraph (a) above, and whether or not foreseeable and in each case howsoever arising out of or related to the use or operation of the FSRU Terminal or otherwise in connection with the FSRU Terminal and not just limited (by implication or otherwise) to the subject-matter of this Amendment No. 4. The term "Group" as used in this Clause 12 shall mean the parent companies, subsidiaries, affiliates, employees, agents and sub-contractors (of any tier) of a Party.

13.	Costs and Expenses

13.1	Charterer shall compensate Owner for all time spent and all reasonable, direct and documented costs and expenses incurred by Owner in connection with or related to (i) the Sub-Charterer, the Project and/or the Sub-Charter, and/or (ii) the negotiation, preparation and completion of this Amendment No. 4 and any other documents related to the Sub-Charter, including but not limited to reasonable travel expenses and legal costs, provided however that such costs have been approved in advance and in writing by Charterer.

13.2	The following costs are deemed to be approved in advance and in writing by Charterer as per the date of this Amendment No. 4:

(a)	Any legal costs incurred or which may incur, for the Owner’s account under the Facility Agreement between the Owner and Owner’s Financiers in connection with or related to the negotiation, preparation and completion of this Amendment No. 4 and any other documents related to the Sub-Charter; and

(b)	Up to USD ***** for Owner’s external legal cost in connection with or related to the negotiation, preparation and completion of this Amendment No. 4 and any other documents related to the Sub-Charter, documented by copies of the relevant invoices.

Charterer shall compensage Owner for Owner’s reasonable, direct and documented costs and expenses incurred by Owner in connection with or related to (i) Sub-Charterer, the Project and/or Sub-Charter and /or (ii) the negotiation, preparation and completion of this Amendment No. 4 and any other documents related to the Sub-Charter, provided these costs are not already included as operating costs or in the management fee paid for by Charterer to Owner under the Charter.

14.	Confirmation

14.1	The Charterer hereby represents, warrants and confirms that the Sub-Charter includes provisions:

(a)	expressly acknowledging the existence of the mortgage over the Vessel executed by the Owner in favour of the Mortgagee as Security Trustee for a syndicate of lenders and registered at the Norwegian International Ship Register;

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(b)	expressly acknowledging that Sub-Charterer rights under the Sub-Charter are subject and subordinate to the Owner’s rights under the Charter (with effect that, without limitation, Sub-Charterer shall not assert any claim against the Owner or the Vessel by reason of any breach by the Charterer of the Sub-Charter); and

(c)	agreement that Sub-Charterer shall not assert any claim against the Owner for wrongful interference with Sub-Charterer’s rights (or any similar or equivalent claim) in respect of any actions taken by the Owner in compliance with the Charter.

14.2	The Charterer confirms, for the avoidance of doubt, that Clause 29(b) of the Charter covers any lien on the Vessel or claim against the Owner asserted by Sub-Charterer arising out of or in connection with the Sub-Charter, or in breach of the provisions of the Sub-Charter referred to in Clause 14.1 and the Charterer shall indemnify the Owner against the consequences of (i) any such lien or claim and (ii) any breach by the Charterer of Clause 14.1.

15.	Third Party Rights

No one who is not a party to this Amendment No. 4 shall have any rights under it by reason of the Contracts (Rights of Third Parties) Ac 1999, except that the Mortgagee shall have the benefit of and may enforce the provisions of Clause 14 above.

16.	Law and arbitration

The provisions of Clause 53 of the Charter ("Law and Arbitration") shall apply to this Amendment No. 4. as if set out in full in this Amendment No. 4.

17.	Effective date

17.1	This Amendment No. 4 shall be fully effective on the later of:

(a)	the date it is executed by both Parties; and

(b)	the date the Mortgagee’s consent is given, as required by the terms of the Owner’s financing documents (and the Owner shall promptly confirm to the Charterer on such consent being given by the Mortgagee).

17.2	Notwithstanding Clause 17.1, Clause 13 of this Amendment No. 4 shall be fully effective starting on the date that this Amendment No, 4 is executed by both Parties, and includes for the avoidance of doubt all costs and expenses generated in relation to the Project prior to the date of this Amendment No. 4.

18.	Conditions to operations in FSRU Mode

18.1	Notwithstanding any provision contained in this Amendment No. 4 to the contrary (but subject to this Amendment No. 4 becoming fully effective in accordance with the provisions of Clause 17.1), Owner shall not be obliged to operate the Vessel in FSRU Mode within the Republic of Turkey as contemplated by the terms of this Amendment No. 4, unless and until Owner has confirmed to Charterer in writing that it is satisfied that:

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Execution Version

(a)	Charterer has obtained all licences, permits, certificates, authorisations and/or exemptions (as applicable) in accordance with Clause 4 of this Amendment No. 4; and

(b)	Owner and each member of Owner Group (if and to the extent applicable) can operate the Vessel in accordance with this Amendment No. 4 in compliance with all relevant laws and regulations relating to it and the Vessel’s operation in the Republic of Turkey in FSRU Mode, or Owner and each member of Owner Group (if and to the extent applicable) are exempted from complying with such laws and regulations.

18.2	Prior to Owner confirming to Charterer in writing that it is satisfied, acting reasonably, that the conditions described in sub-Clauses 18.1(a) and (b) have been met, the provisions of Clause 5.1 of this Amendment No. 4 shall not apply (but not Clause 5.1(c) (to the extent that it amends Clause 3(a) of the Charter by the addition of sub-clauses (vii) and (viii)), Clause 5.1(d), Clause 5.1(m) and Clause 5.1(n) which shall apply on the date that this Amendment No. 4 becomes fully effective in accordance with Clause 17.1 above), and neither Party shall have any rights, obligations or liabilities under such provisions to the other.

19.	Miscellaneous

19.1	Adverse Weather Conditions

(a)	All operational limits set out in this Clause 19 shall be subject to the results of a maneuvering study to be undertaken and accepted by the port authority at the FSRU Terminal, the Charterer and the Owner to ascertain the safe operating conditions. In any event, during all maneuvering operations suitable capacity tugs shall be required.

(b)	Weather conditions outside the below operating window for the different operating modes shall be considered as “Adverse Weather Conditions”.

(c)	“Abnormal Weather Conditions” are weather conditions which are above the values provided in the following table:

	Wind		Waves			Current
Condition	Vel. (kn)	Dir (°)	Hs(m)	Dir (°)	Tz 's)	Vel. (kn)	Dir (°)
1	73	0	0,5	0	3	1	270
2	72	30	0,9	30	3	1	90
3	70	60	0,7	60	3,5	1	90
4	75	90	1,1	90	3,75	1	90
5.a	70	120	2,75	105	5,5	1	90
5.b	80	120	1,5	105	5,5	1	90
6	81	150	1,45	120	5,5	1	90

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Execution Version

7	83	180	0,75	120	5,5	1	90
8	84	210	0,75	120	5,5	1	90
9	85	240	0,5	300	4,75	1	270
10	87	270	0,8	300	5	1	270
11	89	300	0,8	300	4,25	1	270
12	89	330	1,15	330	3,75	1	270

19.2	Schedule X: FSRU Gas nomination Procedures to be detailed at a later stage

19.3	Accuracy of Measuring Equipment

For purposes of this Charter, the accuracy of the measuring instrumentation and devices shall be:

Cargo tank instrumentation.

Pressure:

approx. +/- 1%

Temperature:

approx. +/- 0.2 deg C between the range of – 165 deg C to – 145 deg C approx. +/- 0.3 deg C between the range of – 145 deg C to – 120 deg C approx. +/- 1.5 deg C between the range of – 120 deg C to + 80 deg C

Nitrogen flow meter:

approx. +/- 1.35%, based on the orifice type

19.4	Acceptance Test Procedure

A specific set of performance tests will be carried out during commissioning. A document setting out the test procedures in respect of such performance tests shall be developed by Owner and submitted to Charterer for approval no later than _____ days prior to the Vessel’s arrival at the FSRU Terminal.

IN WITNESS WHEREOF the Parties have executed this Amendment No. 4 in triplicate as of the date above first written.

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Execution Version

For and on behalf of Charterer:	Witness

/s/ Gilles Billet	/s/ Martine Truyen
Name: Gilles Billet	Truyen, Martine
Title: Managing Director

For and on behalf of Owner:	Witness

/s/ Karen Algaard	/s/ Cathinka K. Rognsvag
Name: Karen Algaard	Cathinka K. Rognsvag	Drammensveien 134
Title: Commercial Manager	Attorney-at-law	P.O. Box 4 Skøyen
	Oslo	Norway

For and on behalf of Owner:	Witness

Name:
Title:

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Execution Version

Schedule 1

GAS FORM C

1.1	PREAMBLE

Ship’s name	NEPTUNE
Owner	SRV Joint Gas Ltd.
Flag - Registry	NIS
Builder	Samsung Heavy Industries Co., Ltd, Korea
Delivery	30 November 2009
Class

XDet Norske Veritas, + A1Tanker for Liquefied

gas, ship type 2G (Membrane tank, Maximum

pressure 25 kPa, Minimum temperature –

163degC), NAUTICUS (Newbuilding) PLUS-2, CSA-

2, COAT-2, CLEAN E0, F-AMC, ICS, TMON, STL, BIS, NAUT-AW

GRT/NRT

International	96153
Suez	98,727.21

Is vessel approved?

USCG	Yes
IMO	Yes

1.2	HULL

	Meters	Feet
LOA	283.0611	928,54
LBP	270.04	885.83
Breadth	43.40	142.39
Depth	26.00	85.30
Keel to highest point	55.3	181.4
Air draught (folded mast)	40.4	132.5
Assumed ballast draught	9.6	31.5

Summer Load Line	12.4 m	Corresponding deadweight	80,986
TPC at design draft 11.4 m		100.3 mt/cm

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Mean draft with full bunkers and full cargo

Specific Gravity	Mean draft	Corresponding DW
0.47 mt/m^3	11.64 m	73,143 mt

Communication equipment

International call sign	LADV7
Radio station	257356000
Satcom B	764876384 764876385 764876386
- Telephone/telex	+441224347218 (IP) + 47 94508198 (Cell)
- Telefax	764876387
Satcom C Telex	425735610 / 425735611

1.3	MACHINERY

Main Engine

Type	Wartsila: 12V50DF x 3 units Wartsila: 6L50DF x 1 unit
Max Cont.	3 x 11,400 kW + 1 x 5,700 kW
Grade fuel used	Marine diesel oil (ISO 8217:1996, DMB) , Boil-off gas Heavy Fuel Oil (Low Sulphur <1.5% m/m)

Other machinery

Propeller	1 Fixed Pitch,
Bow Thrusters	2,000 kW x 2 units 6.6 kV, Controllable Pitch, 4-bladed, Ni-Al-Bronze
Stern Thrusters	1,200 kW x 2 units 6.6 kV, Controllable Pitch, 4-bladed, Ni-Al-Bronze

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

Speed/Consumption (propulsion power only)

Guaranteed speed (Round trip, Beaufort Force 5)	19.5 knots
Average consumption on guaranteed speed	***** tons MDO/day (main engine) ***** tons HFO/day (main engine)

Permanent bunkers capacity

HFO	4,311,3 m3	MDO/MGO	1,398,6 m3
		TOTAL	5,719 m3

1.4	CARGO INSTALLATION

Transportable products and respective quantities *)
Tank No.	20 °C 100% M3	-163 °C 98.5 % M3	-163 °C 98.5% MT S.G. 0.47	-163°C 70%H M3	-163°C 70%H m	-163°C 10% H M3	-163°C 10%H m
1	19,375	19,084	8,969	13,192	19.275	1,488	2.754
2	41,882	41,254	19,389	31,222	19.268	3,944	2.753
3	41,883	41,255	19,390	31,221	19.265	3,944	2.752
4	41,897	41,269	19,396	31,234	19.270	3,946	2.753
Total	145,037	142,862	67,145	106,869		13,322

(Please Note that Heights and Volume for 10 % and 70% of Tank Height were calculated from Cargo Tank Gauging Tables) ( off 100% range of the tank )

*) Approx. figures per 1 July 2009 based on a cargo specific gravity of 470 kg/m^3

The cargo tank system is GTT Mark III, reinforced to all cargo tank area except tank bottom in accordance with GTT document N500 CR009.

Scantlings of the cargo tanks are based on a maximum density of cargo of 500 kg/m3.

Tank working pressure

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Execution Version

Maximum pressure	25 kPa gauge
Minimum pressure	-1 kPa gauge
Minimum temperature acceptable in tanks	-163ºC

Acceptable cargo filling levels

Lower criteria	Below 10% of cargo tank height
Upper criteria	Above 70% of cargo tank height

Loading & discharging time for LNG	12 hours, excluding time for connecting, disconnecting, cooling down, topping up and custody transfer measurement

1.5	CARGO MACHINERY

Cargo pumps	1,700 m^3/h @155 mlc x 8 units
Cargo pump location	2 in each cargo tank
Max permissible specific gravity	500 kg/m
Time for discharging full cargo using all cargo pumps against no backpressure	12 hours, excluding time for connecting, disconnecting, cooling down, topping up and custody transfer measurement
Unpumpable cargo volume	491 m^3
Heel LNG for cooling down	500 m^3
Fuel LNG for ballast voyage	3,300 m^3
Cargo remaining onboard in cargo tanks after completion pumping	3,841 m^3
Spray pumps	50m^3/h @145 mlc x 4 units
Fuel Gas Pumps	40m3/h@215mlc x 2 units Located in tank No. 3 and 4
Emergency cargo pump/ LNG Feed Pump	650m^3/h @155 mlc x 3 units Located in tank No. 2, 3 and 4

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Execution Version

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

High duty cargo compressor	32,000 m^3/h x 2 units
Low duty cargo compressor	4,350 m^3/h x 2 units
Nitrogen plant	120 Nm^3 x 2 units
Inert gas plant	14,000 Nm^3/h x 1 unit

Composition of inert gas

Carbon dioxide, CO2	Max 14% by volume
Oxygen max., O2	1.0% by volume
Carbon monoxide max. ; CO	100 ppm
HC	0%
Soot	Bacharach 0
Sulphur oxides max., Sox	10 ppm
Nitrogen oxides max. ; NOx	100 ppm
Remainder	N2, H2, Air
Dewpoint	-45ºC at atm.
Grade fuel used	DMA: ISO 8217
Discharge pressure	Max. 25 kPaG

State if any shore supply of liquid nitrogen may be required	NO
May be required for purging of tanks and insulation spaces
What quantity?

Gas freeing

Can this operation be carried out at sea?	Yes

Heaters

Cargo Vapor Heater (warm-up)	16,939 kg/h x 2 units (-117ºC to 0ºC)
Cargo Vapor Heater (boil-off)	4,621 kg/h x 2 units (-140ºC to 45ºC)

Guaranteed boil-off rates

Laden condition	*****% / 24h
Ballast condition	0.10% / 24h

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Execution Version

Fuel Gas Vaporizers

LNG vaporizer	23,970 kg/h x 1 unit
Forcing vaporizer	5,800 kg/h x 1 unit

1.6	MEASURING APPARATUS

	Type and location	Number
Primary level gauge system	Radar sensor, top of each tank	4
Secondary level gauge system	Radar sensor	4
Cargo temperature	Temperature Sensor; Vapor space at liquid dome + Liquid space (0,10,50,95%) on tank bottom and pump column	40 2 x 5 in each tank
Absolute pressure transmitter	Vapor dome of each tank	4

1.7	CARGO LINES

Is vessel fitted with midship manifolds	Yes, 2
Distance from cargo manifold to stem (FP)	132 m
Distance from manifold to stern (AP)	138 m
Height cargo manifold above deck	4.8 m
Height manifold above working platform	1.4 m
Height cargo manifold above waterline in ballast	21.2 m
Height cargo manifold above waterline in loaded condition	19.4 m
Distance cargo manifold from ship’s rail	3.15 m
Distance between cargo loading and vapor return connections	3.0 m
Distance from aft (P/S) HP manifold to Stem (FP)	120m
Distance from fwd (P/S) HP manifold to stem (FP)	101.5m
Distance from aft HP manifold (P/S) to stern (AP)	150m
Distance from fwd HP manifold (P/S) to stern	168.5m
Height aft HP manifold (P/S) above deck	4.9m

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Execution Version

Height fwd H/P manifold (P/S) above deck	4.9m
Height aft HP manifold (P/S) above working platform	1.5m
Height fwd HP manifold (P/S) above working platform	1.5m
Height aft HP manifold (P/S) above waterline in ballast	Assumed Draft: 9.6m 21.3m
Height fwd HP manifold (P/S) above waterline in ballast	Assumed Draft: 9.6m 21.3m
Height aft HP manifold (P/S) above waterline in loaded condition	Assumed Draft: 11.4m 19.5m
Height fwd HP manifold (P/S) above waterline in loaded condition	Assumed Draft: 11.4m 19.5m
Distance aft HP manifold (P/S) from ship’s rail	3.5m
Distance fwd HP manifold (P/S) from ship’s rail	3.5m
Distance between aft HP manifold (P/S) to V/L	12m
Distance between fwd HP manifold (P/S) to V/L	30.5m
Is vessel fitted with stern discharge	No
Is vessel fitted with fore discharge	No

Dimension of lines

	Diameter	Flange size
Liquid	400 mm	16”
Vapour Line	400 mm	16”
CNG HP Discharge Line	400mm	16”

What reducers onboard

Number	Diameter	Pressure rating
3	16”/12”	10 kg/cm^2

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Execution Version

Gas outlet condition: Volume Pressure Temperature	250 mmscuf/day x 3 units 105 bar 10 ºC
Capacity	210,000 kg/hr x 3 units
LNG booster pump number	6 units
LNG booster pump discharge pressure	120 bar
LNG booster pump suction pressure	5 bar
LNG booster pump temperature	-160°C
Minimum send out (MSO) compressor:	Burckhardt Compression, Type 5LP250-4A_1
Send-out capacity	5,398 kg/h* 7,127 Nm3/h*
Turndown capacity	100% - 50% -0% (in distinct steps)
Supply pressure	102 bara*
Driver rating	2,000 kW
*MSO compressor data based on the following typical gas and inlet conditions: Gas molecular weight: 16.9 kg/kmol Suction temperature: -100°C Suction pressure: 1.11 bara

1.8	LNG REGASIFICATION SYSTEM

Liquid inlet conditions: Pressure Temperature Liquid volume flow Composition (mass %)	5 bara -160ºC (256ºF) 479.8 m^3/h x 3 units Typical Trinidad composition as given in Appendix I to Schedule 1, para 11 (c)

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Steam pressure from boilers (saturated)	28 kg/cm^2

LNG/brine Shell & Tube Heat exchanger	3 units
Steam/brine PCHE	3 units Separate steam and condensate section each unit
Brine circulation pump	680 m^3/h x 6 units

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Execution Version

1.9	GAS METERING SYSTEM

Ultrasonic Gas Metering System	Ultrasonic gas flow meters x 2 units Pressure transmitters x 2 units Temperature transmitters x 2 units
Gas Analyzer System	Sample probe x 2 unit Gas chromatographs x 2 units Supplementary Gas Chromatograph x 1 unit Analyzer cabinet x 1 unit
Metering Control System	Metering cabinet x 1 unit Flow computers x 2 units Supplementary flow computers x 2 units

1.10	BALLAST SYSTEM

Pumps	Particular
No.	Three (3)
Type	Vertical single stage, centrifugal
Prime mover	Electric motor
Discharge rate	2,500 m3/h
Total head	30 mwc (S.G.: 1.025)

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Execution Version

1.12	LIFTING DEVICE

Location	Aft	Amidships	fwd
	STB and Port	Manifold area Stb and Port	Regas and STL area
Number and lifting capacity	1 x 15 mt SWL (STB) 1 x 5 mt SWL (Port)	Stb 12 mt SWL Port 6 mt SWL	1 x 10 mt SWL (Hs < 0.5m) 1 x 8 mt SWL (Hs < 1.0m)
Max. distance from ship’s side of lifting hook	5 m	Stb 5 m Port 14,575 m	6 m

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Appendix 11

LNG composition

[The range of LNG compositions considered for Normal Performance is indicated in the following table. This range of LNG compositions covers a large range of LNG qualities (excluded: Libya & Heaviest Algeria).

Typical LNG compositions shown here below and referred to them as design case, Lean LNG and Rich LNG:

	Design Case (Rich Rich Peru)	Lean LNG (Trinidad)	Rich LNG (Algeria)
	Mol %	Mol %	Mol %
Nitrogen	0.5	0.01	0.01
Methane	88.51	96.7	84.19
Ethane	10.64	2.80	11.0
Propane	0.32	0.4	3.15
i-Butane	0.01	0.03	0.6
n-Butane	0.01	0.03	0.8
Pentane	0.01	0	0.25

PHYSICAL PROPERTIES		Design Case (Rich Rich Peru)	Lean LNG (Trinidad)	Rich LNG (Algeria)
Molecular Weight	Kg/kmole	17.7	16.59	19.2
Boiling Temperature	°C	-160.8	-161.2	-159.8
Density at standard conditions	kg/Sm³	0.749	0.702	0.817
Density (LNG)	Kg/m³	456	434.2	479.5
High Heating Value HHV (Volume)	MJ/Sm³	40.3	38.47	43.75
High Heating Value HHV (Mass)	MJ/kg	54.0	54.9	53.85
Wobbe index	MJ/Sm³	52.2	51.32	54.2

1 ENGIE note: subject to sub-charterer’s input.

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Some of these compositions (including the design case) do not respect the High heating value and/or the wobbe index and/or the nitrogen content of the pipeline specification and it is expected that in some operating modes (by running the HP compressors, due to ageing, the gas will be outside the gas pipeline specification requirements (Decreto N° 78/999 del 13/04/1999). Owner takes no liability or responsibility for the discharge gas quality].

44

Appendix 2

Port Safety Requirements

The Charterer warrants that the Vessel will operate in a Designated Port which is a safe Port, meaning a Port which through adherence to international standards and best practice, and under the required operating conditions set out in this Agreement has the facilities, operations and procedures to ensure the safety of the Vessel, its crew and the Port environment whilst at the berth, or maneuvering within the Designated Port limit and its contiguous zone/traffic scheme (existing channel).

Charterer will operate under the requirements imposed by any governmental authority, which requirements must:

-	regulate and control the entry of vessels into Ports, and their stay, movements or operations in and departures from Ports;

-	regulate and control pollution and the protection of the environment within the Port limits;

-	exercise licensing and controlling functions in respect of Port services and Port facilities; and

-	exercise the licensing of the erection and operation of off-shore cargo-handling facilities and services relating thereto.

By [XXXX] a Port operations manual must be developed by Charterer. As soon as is reasonably practical following Owner’s receipt of the Port operations manual from Charterer, such manual will be verified by Owner.

The Port operations manual must include at a minimum:

-	a description of the Port;

-	a description of authorisation of different parties;

-	a description of operations, including emergency contract structure (e.g. emergency contact list),

-	a description of communication procedures;

-	environmental operating restrictions;

-	emergency response procedures including emergency departure;

-	pollution control procedures; and

-	appendices covering drawings, regulations and standard forms.

The Port must provide a safe means of transferring all of the Vessel’s waste and oil products to ensure that the Vessel can comply with the International Prevention of Pollution from Ships 1973/78 (MARPOL 73/78) regulations and all subsequent amendment whilst in Port.

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

The Port must comply with the relevant sections of the 2004 International Ship and Port Facility Security Code (ISPS) as amended from time to time.

The Port must be provided with suitable Fi-Fi 1 rated standby vessels available on continual service at all times whilst the Vessel is at one of the berths. This standby vessel must be capable of towing the Vessel at 3 knots and in Beaufort Force 5 conditions.

The company operating the standby vessel must have experience in LNG operations, fire fighting response, and oil pollution response. It must also comply with all applicable and necessary design, procedural and operational regulations.

An exclusion zone to all vessels and non-authorised Port vessels must be in operation around the Vessel when operating as an FSRU. Various levels of response and control by the Charterer must be agreed for ships coming within other specified distances of the Vessel at the Port. These distances must be developed based upon the risk of incident and the ability of the Charterer/the passing ship to respond to control actions.

Any pilotage duties must be conducted by suitably qualified harbour pilots who have suitably conducted full mission simulator training of LNG carrier movements and operations in the Designated Port. Charterer will co-operate with Owner to ensure that the form of pilot training is appropriate for the Vessel.

Charterer is to monitor expected weather conditions at the site for ***** days ahead, and inform the Owner and Vessel master of such conditions. In the event that expected weather conditions may result in the Vessel being required to disconnect from the berth, then the Charterer shall cooperate with the Owner to ensure that filling limits inside the Vessels tanks are within the safe fill level specified in Schedule 1.

At all times the Vessel master has the right to take the Vessel to sea at his or her sole discretion if the master at any time considers that remaining at berth is or will become unsafe and the Vessel master will give notice thereof to Charterer as soon as reasonably practicable. During this period the Vessel will remain on hire and will not be considered as non-performing or under-performing for purposes of paragraph 12 of Schedule 1 to Schedule I, or any other provision of this Agreement.

Appendix 3

Discharge Performance Certificate

[date]

Discharge Performance Certificate

Reference is made to Clause 27 (Performance) (b) (ii) of the Time Charterparty dated 20 March 2007 (as amended) (the “Charter”) and made between SRV Joint Gas Ltd. as owner (the “Owner”) and GDF SUEZ LNG Supply SA as charterer (the “Charterer”).

Terms defined in the Charter shall have the same meaning when used in this certificate unless given a different meaning herein.

On [date] the Actual Discharge Rate was [reduced] [increased] from [ ] MMScf/day to [ ] MMScf/day during regasification of LNG and has been in operation for three (3) periods of at least eight (8) hours. As of [date] such [reduced] [increased] Actual Discharge Rate, being [ ] MMScf/day, shall be the [Lowest Performance] [Normal Performance].

For and on behalf of Owner	For and on behalf of Charterer

Name:	Name:
Title:	Title: